11/3/99                                                         Page 1 of 4
             La-Z-Boy Incorporated Financial Information Release
                         CONSOLIDATED STATEMENT OF INCOME
                      (Amounts in thousands, except per share data)

                                      SECOND QUARTER ENDED
                        ------------------------------------------------
                           (UNAUDITED)
                        -------------------              Percent of Sales
                        Oct. 23,   Oct. 24,    % Over     --------------
                          1999       1998      (Under)    1999     1998
                        --------   --------   --------    -----    -----
Sales                   $387,736   $334,831         16%   100.0%   100.0%
Cost of sales            286,520    245,062         17%    73.9%    73.2%
                        --------   --------   --------    -----    -----
     Gross profit        101,216     89,769         13%    26.1%    26.8%
S, G & A                  62,920     59,510          6%    16.2%    17.8%
                        --------   --------   --------    -----    -----
     Operating profit     38,296     30,259         27%     9.9%     9.0%

Interest expense           1,866      1,164         60%     0.5%     0.3%
Interest income              610        471         30%     0.2%     0.1%
Other income                 927        865          7%     0.2%     0.3%
                        --------   --------   --------    -----    -----
     Pretax income        37,967     30,431         25%     9.8%     9.1%

Income tax expense        14,697     11,984         23%    38.7% *  39.4% *
                        --------   --------   --------    -----    -----
     Net income         $ 23,270   $ 18,447         26%     6.0%     5.5%
                        ========   ========   ========    =====    =====


  Diluted average shares  52,625     53,425         -1%

  Diluted EPS              $0.44      $0.35         26%

  Basic EPS                $0.44      $0.35         26%

  Dividends per share      $0.08      $0.08          0%




                                        SIX MONTHS ENDED
                        --------------------------------------------------
                            (UNAUDITED)
                        -------------------               Percent of Sales
                        Oct. 23,   Oct. 24,    % Over     ----------------
                          1999       1998     (Under)      1999       1998
                        --------   --------   --------    -------    -----
Sales                   $709,395   $603,711         18%     100.0%   100.0%
Cost of sales            527,546    450,493         17%      74.4%    74.6%
                        --------   --------   --------    -------    -----
     Gross profit        181,849    153,218         19%      25.6%    25.4%
S, G & A                 121,896    110,798         10%      17.1%    18.4%
                        --------   --------   --------    -------    -----
     Operating profit     59,953     42,420         41%       8.5%     7.0%

Interest expense           3,305      2,351         41%       0.5%     0.4%
Interest income            1,206      1,048         15%       0.2%     0.2%
Other income               1,708      1,220         40%       0.2%     0.2%
                        --------   --------   --------    -------    -----
     Pretax income        59,562     42,337         41%       8.4%     7.0%

Income tax expense        22,999     16,706         38%      38.6% *  39.5% *
                        --------   --------   --------    -------    -----
     Net income         $ 36,563   $ 25,631         43%       5.2%     4.2%
                        ========   ========   ========    =======    =====


  Diluted average shares  52,610     53,543         -2%

  Diluted EPS              $0.69      $0.48         44%

  Basic EPS                $0.70      $0.48         46%

  Dividends per share      $0.16      $0.15          7%



  *      As a percent of pretax income, not sales.


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

11/3/99                                                                                Page 2 of 4

               La-Z-Boy Incorporated Financial Information Release
                           CONSOLIDATED BALANCE SHEET
                    (Amounts in thousands, except par value)


                                                 Unaudited                 Increase
                                           ---------------------          (Decrease)        Audited
                                            Oct. 23,    Oct. 24,    --------------------   Apr. 24,
                                             1999        1998       Dollars      Percent     1999
                                           ---------   ---------    --------     -------   ---------
Current assets
    Cash & equivalents                     $  12,769   $  22,721   ($  9,952)        -44%  $  33,550
    Receivables                              281,651     256,328      25,323          10%    265,157

    Inventories
        Raw materials                         56,139      47,847       8,292          17%     47,197
        Work-in-process                       43,354      39,118       4,236          11%     37,447
        Finished goods                        43,388      35,627       7,761          22%     34,920
                                           ---------   ---------   ---------    --------   ---------
            FIFO inventories                 142,881     122,592      20,289          17%    119,564
            Excess of FIFO over LIFO         (23,303)    (22,712)       (591)         -3%    (23,053)
                                           ---------   ---------   ---------    --------   ---------
                 Total inventories           119,578      99,880      19,698          20%     96,511

    Deferred income taxes                     22,660      19,396       3,264          17%     20,028
    Other current assets                      11,510       5,889       5,621          95%     10,342
                                           ---------   ---------   ---------    --------   ---------
        Total current assets                 448,168     404,214      43,954          11%    425,588

Property, plant & equipment, net             143,006     119,660      23,346          20%    125,989

Goodwill                                      89,271      48,017      41,254          86%     46,985

Other long-term assets                        39,719      29,847       9,872          33%     31,230

                                           ---------   ---------   ---------    --------   ---------
            Total assets                   $ 720,164   $ 601,738   $ 118,426          20%  $ 629,792
                                           =========   =========   =========    ========   =========



Current liabilities
    Current portion - long-term debt       $   1,585   $   4,726   ($  3,141)        -66%  $   2,001
    Current portion - capital leases             844       1,099        (255)        -23%        784
    Accounts payable                          59,506      50,693       8,813          17%     45,419
    Payroll/other compensation                44,641      39,063       5,578          14%     53,697
    Income taxes                               5,818       6,885      (1,067)        -15%      4,103
    Other current liabilities                 29,393      26,491       2,902          11%     26,424
                                           ---------   ---------   ---------    --------   ---------
        Total current liabilities            141,787     128,957      12,830          10%    132,428

Long-term debt                               119,594      63,319      56,275          89%     62,469

Capital leases                                 1,485         300       1,185         395%        219

Deferred income taxes                          4,995       5,454        (459)         -8%      5,697

Other long-term liabilities                   14,554      11,912       2,642          22%     14,064

Commitments & contingencies

Shareholders' equity
    Common shares, $1 par                     52,143      52,909        (766)         -1%     52,340
    Capital in excess of par                  32,543      30,328       2,215           7%     31,582
    Retained earnings                        354,795     310,417      44,378          14%    332,934
    Currency translation                      (1,732)     (1,858)        126           7%     (1,941)
                                           ---------   ---------   ---------    --------   ---------
        Total shareholders' equity           437,749     391,796      45,953          12%    414,915

            Total liabilities and
                                           ---------   ---------   ---------    --------   ---------
            shareholders' equity            $720,164   $ 601,738   $ 118,426          20%   $629,792
                                           =========   =========   =========    ========   =========
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11/3/99     La-Z-Boy Incorporated Financial Information Release      Page 3 of 4
                              COMMENTS AND ANALYSIS


Pending Acquisitions:
     As previously announced, on September 28, 1999, La-Z-Boy and LADD Furniture, Inc. entered into a merger agreement, pursuant to which LADD would become a wholly-owned subsidiary of La-Z-Boy. This transaction is subject to regulatory approval and approval by LADD's shareholders and, if approved, is expected to be completed during the current fiscal quarter. The Company's acquisition of Alexvale Furniture, Inc. is still pending and expected to close during the current quarter. Both transactions are to be accounted for as purchases.

     Closing the pending acquisitions, particularly the LADD transaction, would significantly affect the Company's financial results going forward. The discussion that follows focuses primarily on La-Z-Boy's historical financial results and does not include any discussion of those potential effects. More information concerning the acquisitions will be provided in the proxy statement/prospectus that will be sent to LADD shareholders.


Sales:
     Sales in the second quarter of fiscal year 2000 were up 16% over the prior year's second quarter. Roughly half of the 16% sales increase was caused by the acquisition of Bauhaus, which occurred in June, 1999. The remaining increase was spread across both the Residential upholstery and Residential casegoods segments.


Gross profit margin:
     The gross profit margin decreased to 26.1% of sales from 26.8% of sales in last year's second quarter on a 16% increase in sales and a 14% increase in unit volume. Higher labor and overhead costs were incurred during the quarter as a result of improving plant floor layout to accommodate additional product lines and implement lean manufacturing processes. While causing short-term disruptions and increased plant labor and overhead costs, these changes are expected to generate long-term production capacity without the need for additional facilities. In addition, significant employee training costs for new hires, especially in sewing and upholstery, were incurred. It has become increasingly difficult to acquire and retain labor in a low unemployment environment. These labor and overhead cost trends are expected to continue into the third quarter, but at a lesser degree than experienced in the second quarter.

     The gross profit margin was also somewhat impacted by an increased cost for plywood and cardboard packaging during the second quarter, which was only partially offset by a decreased cost for leather. Costs for plywood in the third quarter are expected to decrease and costs for cardboard packaging are expected to increase.


Selling, general & administrative:
     Second quarter selling, general & administrative expenses decreased to 16.2% of sales vs. 17.8% last year. Information technology, bad debt and selling expenses as a percent of sales were below the prior year.


Interest expense:
     Second quarter interest expense as a percent of sales increased from 0.3% last year to 0.5% due to financing obtained in the first quarter for the acquisition of Bauhaus.


Income tax expense:
     Income tax expense as a percent of pretax income declined to 38.7% from 39.4% last year. The Canadian division results for the second quarter were favorable compared to last year's second quarter. Since this division has net operating loss carryforwards to offset the income, this resulted in a decrease to the second quarter's effective tax rate.


Forward-looking information:
     Any forward-looking statements contained in this report represent management's current expectations based on present information and current assumptions. These statements can be identified by the use of forward-looking terminology such as "expected" or "trend". Forward-looking statements are inherently subject to risks and uncertainties. Actual results could differ materially from those which are anticipated or projected due to a number of factors. These factors include, but are not limited to, anticipated growth in sales; success of product introductions; fluctuations of interest rates; changes in consumer confidence/demand and other risks and factors identified from time to time in the Company's reports.


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